UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2010

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 30, 2010, Ameriprise Financial, Inc. (“Company”) entered into a credit agreement with the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, National Association, and JPMorgan Chase Bank, N.A., as Co-Documentation Agents (the “Credit Agreement”). Wells Fargo Securities, LLC and Banc of America Securities, LLC, served as Joint Lead Arrangers and Joint Bookrunners.  On that same date, the Company’s previous credit facility expired.  The expired facility had been established pursuant to that certain credit agreement, dated as of September 30, 2005, among the Company, the lenders listed therein, Wells Fargo Bank, National Association, Citibank, N.A., Bank of America, N.A., HSBC Bank USA, National Association, Wachovia Bank, National Association and Citigroup Global Markets, Inc.

The Credit Agreement provides for an unsecured revolving credit facility with an aggregate principal commitment amount at any time outstanding of up to $500 million.  The Company may increase the aggregate principal commitment amount to up to $750 million upon the satisfaction of certain approval requirements.  Extensions of credit under the facility may be applied by the Company for working capital or any other general corporate purposes and may be made in the form of revolving loans, swing line loans and bid loans, as well as letters of credit.  Subject to the terms set forth in the Credit Agreement, the Company may borrow, prepay and reborrow amounts under the facility at any time prior to the termination of the facility.

Interest rates owed by the Company in connection with extensions of credit pursuant to the Credit Agreement are determined by reference to an identified market rate, plus an applicable margin that fluctuates based on the then current rating of the Company’s senior unsecured long-term debt.  The Company will also pay, on a quarterly basis, a facility fee on the aggregate amount of commitments by lenders under the facility, whether used or unused.

The Credit Agreement contains customary representations and warranties, covenants and events of default.  The covenants set forth in the Credit Agreement include certain affirmative and negative operational and financial covenants, including without limitation restrictions on the Company’s ability to incur liens, to make fundamental changes to its business and to enter into transactions with affiliates.  The financial covenants require the Company to maintain a consolidated net worth at all times equal to at least $6.891 billion and to not permit the Company’s consolidated leverage ratio to exceed 40 percent.  In addition, the Credit Agreement provides for certain events of default, the occurrence of which could result in the acceleration of the Company’s obligations under the facility and the termination of the lenders’ obligation to extend credit pursuant to the Credit Agreement.

The lending commitments under the facility are scheduled to expire on September 29, 2011, at which time the Company will be required to pay in full all obligations then outstanding.  Notwithstanding the foregoing, prior to such expiration date, the Company may elect to convert its then outstanding principal amount of loans into a term loan which shall be due and payable on the one-year anniversary of the expiration date.

This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a complete copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in response to this Item 1.01.

In the ordinary course of business, the Company and its affiliates have engaged, and may in the future engage, certain parties to the Credit Agreement or the affiliates of such parties to provide commercial banking, investment banking, product distribution and other services for which the Company or its affiliates pay customary fees and commissions.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Credit Agreement, dated as of September 30, 2010, among Ameriprise Financial, Inc., the lenders listed therein, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, National Association, and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: October 1, 2010	By:	/s/ Walter S. Berman
Walter S. Berman
Executive Vice President and Chief Financial Officer